EXHIBIT 99.1

Innovation Drives Record Growth at Johnson Outdoors for Fiscal 2018

RACINE, Wis., Dec. 07, 2018 (GLOBE NEWSWIRE) -- JOHNSON OUTDOORS INC. (NASDAQ: JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced all-time high revenue and earnings for the second consecutive fiscal year.  Strong marketplace demand for new products in the Company’s core Fishing and Diving brands propelled an 11 percent increase in sales as operating profit grew 38 percent and net income rose 16 percent over the prior fiscal year.  The seasonally slow fourth quarter net sales nearly equaled prior year results.

“Unprecedented growth in our flagship Fishing business has driven record results two years in a row on the strength of revolutionary, consumer driven innovation. Our goal is consistent bigger, better new product success like this across our entire brand portfolio,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

“Importantly, deeper, richer consumer understanding is at the core of everything we do. Going forward, our ability to connect with more consumers in new, more meaningful ways will enable us to fully leverage and maximize investments in digital transformation, marketing sophistication and ecommerce to enhance performance in all segments and channels. Much progress has been made in transforming Johnson Outdoors for future success in a changing marketplace. More work and more investment will be needed to ensure continued sustainable growth and profitability.”

FISCAL 2018 HIGHLIGHTS

  New product success
  Sustained momentum in Fishing and Diving
  Enhanced digital sophistication
  Strong cash flow and a debt-free balance sheet
  Increased quarterly dividend to shareholders

FISCAL 2018 RESULTS
Total Company net sales grew 11 percent to $544.3 million versus fiscal 2017 net sales of $490.6 million. New product demand across the Company’s Fishing, Diving and Camping brands more than offset declines in Watercraft Recreation. Key factors in the year-over-year comparison were:

  Exceptional new product performance fueled double-digit revenue growth in Minn Kota® and Humminbird® brands in all key categories, channels and markets.
  Continued momentum for award-winning innovation in life-support categories gave a 3 percent boost to SCUBAPRO® brand sales.
  Growth in Eureka® and Jetboil® brands nearly offset the loss of sales resulting from the divestiture of the non-core Silva brand.
  Kayak market declines across all segments and channels negatively impacted Watercraft Recreation revenue.

Operating profit soared to a record-high $63.0 million, a 38 percent increase over $45.6 million in the prior fiscal year, due to significantly higher sales volume and margin improvement year-over-year. Higher volume-related expenses and increased digital marketing expenditures and R&D investment primarily accounted for the year-over-year uptick in operating expense dollars.  As a percent of sales, fiscal 2018 operating expense declined versus fiscal 2017.

Net income for the fiscal year increased 16 percent to $40.7 million, or $4.05 per diluted share, versus $35.2 million, or $3.51 per diluted share, last fiscal year.  The effective tax rate of 40.3 percent reflects $8.4 million in charges resulting from changes in accounting for taxes prompted by U.S. tax reform legislation enacted during the fiscal year.

FOURTH QUARTER RESULTS
Due to the seasonality of the warm-weather outdoor recreation equipment industry, the Company’s fourth quarter results reflect the industry-wide slowing of sales and production.  Total Company net sales in the quarter dipped slightly year-over-year to $91.1 million, a decline of less than 1 percent.  Operating loss was ($2.0 million) in the current year fourth quarter versus ($0.1 million) in the prior fourth quarter, primarily due to continued digital investments. Net loss of ($5.0 million), or ($0.49) per diluted share in the current year quarter compared unfavorably to net income of $0.6 million, or $0.06 per diluted share, in the prior year quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $150.6 million as of September 28, 2018, a $40.2 million jump above the prior year, with no debt on its balance sheet. Depreciation and amortization was flat year-over-year at $13.1 million. Capital spending totaled $19.2 million in fiscal 2018 compared with $11.6 million in fiscal 2017.

“Looking ahead to next year, while we expect revenue to grow, recently enacted tariffs are estimated to have a negative impact of $6.0 - $9.0 million on fiscal 2019 operating profit, which includes foreseeable mitigation efforts at this time. In addition, we expect our fiscal 2019 tax rate to decline, reflecting the reduction in the US federal corporate income tax rate,” said David W. Johnson, Chief Financial Officer.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 7, 2018.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page.  A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.
JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,’’ “believe,’’ “confident,” “could,’’ “expect,’’ “intend,’’ “may,’’ “planned,’’ “potential,’’ “should,’’ “will,’’ “would’’ or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K which will be filed with the Securities and Exchange Commission on December 7, 2018 and the following:  changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from changes in US trade policies, tariffs, and the reaction of other countries to such changes; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future writedowns of goodwill or other long-lived assets; the ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company's supply chain as a result of material fluctuations in the Company's order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company's products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company's suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factor"J"s in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Global marketing services & communications
262-631-6600	262-631-6600

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	September 28 2018	September 29 2017	September 28 2018	September 29 2017
Net sales	$91,132	$91,755	$544,268	$490,565
Cost of sales	51,611	52,923	302,408	279,625
Gross profit	39,521	38,832	241,860	210,940
Operating expenses	41,494	38,908	178,839	165,349
Operating (loss) profit	(1,973)	(76)	63,021	45,591
Interest (income) expense, net	(640)	(162)	(963)	441
Other expense (income), net	109	(772)	(4,122)	(3,060)
(Loss) income before income taxes	(1,442)	858	68,106	48,210
Income tax expense	3,514	269	27,437	13,053
Net (loss) income	$(4,956)	$589	$40,669	$35,157
Diluted average common shares outstanding	10,013	9,943	9,996	9,920
Diluted net (loss) income per common share	$(0.49)	$0.06	$4.05	$3.51

Segment Results
Net sales:
Fishing	$54,777	$51,669	$391,110	$328,138
Camping	7,927	8,681	37,770	37,920
Watercraft Recreation	7,000	9,678	36,280	48,272
Diving	21,350	21,829	78,932	76,732
Other/eliminations	78	(102)	176	(497)
Total	$91,132	$91,755	$544,268	$490,565
Operating profit (loss):
Fishing	$5,825	$4,373	$83,696	$58,697
Camping	135	255	1,867	1,946
Watercraft Recreation	(902)	394	(1,555)	2,860
Diving	1,634	1,379	2,766	1,847
Other	(8,665)	(6,477)	(23,753)	(19,759)
Total	$(1,973)	$(76)	$63,021	$45,591

Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments			$150,591	$110,417
Accounts receivable, net			40,866	46,814
Inventories, net			88,864	79,148
Total current assets			285,694	240,849
Total assets			395,936	353,659
Total current liabilities			92,784	84,077
Total liabilities			116,739	110,655
Shareholders’ equity			279,197	243,004